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                     October 22, 2020

       Nancy Buese
       Executive Vice President and Chief Financial Officer
       Newmont Corporation
       6363 South Fiddler   s Green Circle
       Greenwood Village, Colorado 80111

                                                        Re: Newmont Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 20,
2020
                                                            File No. 001-31240

       Dear Ms. Buese:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation